Mantyla MCREYNOLDS  LLC

                   The CPA. Never Underestimate The Value.K

November 7, 2006

United States Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C.  20549

Re: Consent to be named in the Form SB-2 Registration Statement, for the registration of 1,499,885 shares of common stock of Noble Quests, Inc.

Ladies and Gentlemen:

We consent to the use in this Registration Statement of Noble Quests, Inc., a Nevada corporation, on Form SB-2 of our report dated August 2, 2006 appearing in the financial statements for the year ended June 30, 2006.  We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Sincerely,

/s/ Mantyla McReynolds LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

        5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481